[NNN 2003 Value Fund, LLC Letterhead]

March 15, 2011

RE:       NNN 2003 VALUE FUND, LLC UPDATE AND INVESTOR DISTRIBUTION

Dear NNN 2003 Value Fund Investor:

I am writing to provide an update on the operations of NNN 2003 Value Fund, LLC (the “Fund”).

On January 20, 2011, the Four Resource Square property was sold to an entity affiliated with its lender for a sales price equal to the outstanding principal balance of the loan of $22.0 million, plus accrued interest and any other amounts due under the loan agreement as of that date. The rationale behind the sale of the property is as follows:

•	As a result of the significant economic declines experienced nationwide, the value of the Four Resource Square property had been materially impaired. Despite all indications that the value of the property was significantly less than the loan balance, multiple attempts to restructure the loan or pay the loan off at a discount were attempted.

•	Unfortunately, the lender was unwilling to incur the necessary losses to consummate a loan restructure, which represented the only viable option for the Fund to retain the property.

•	After a careful and extensive evaluation, it was concluded that based upon the current value being materially less than the outstanding loan balance and the property not generating any cash flow, as well as the lender’s unwillingness to modify the loan, it was not in the best interest of the investors to make any further investment in this property, such as an estimated $250,000 fee that would have been required to affect a short term extension of the loan maturity.

After the disposition of the Four Resource Square property discussed above, the Fund now owns one consolidated office property, Sevens Building, and owns an 8.5% interest in an unconsolidated office property, Enterprise Technology Center:

		Gross Leaseable
Property	Location	Area (Sq Ft)	Loan Maturity
Sevens Building (1)	St. Louis, MO	197,000	10/31/2010
Enterprise Technology Center (2)	Scotts Valley, CA	381,000	5/11/2011

(1) As a result of the loan maturity in October 2010, the loan is in default and the lender has commenced foreclosure, which is expected to occur on or about March 25, 2011. We have proposed several restructure options to the lender, including a full recapitalization subject to the lender agreeing to write down the loan balance to the current market value. With a mortgage balance of approximately $21 million and an estimated value of the building at approximately $16 million, there is significant negative equity. Because the lender is currently unwilling to restructure or write down the mortgage loan balance to a level that is economically viable, we do not believe it is in the best interests of the investors to fund any additional expenses from its limited available reserves, including an estimated $50,000 required to execute a short term extension of the loan maturity. In addition, the property’s parking garage currently requires expenditures of approximately $2 - $3 million, for which the property does not have cash reserves.

(2) This loan is in default and we are currently in communication with the lender discussing several possible options in connection with the property, including a sale of the property, a discounted pay-off or a deed-in-lieu of foreclosure on the property. The current estimated value of the property, as supported by recent offers and value analyses, is approximately $15 - $20 million, whereas the outstanding mortgage loan balance is approximately $33 million.  While we will continue to work with the lender towards a restructure, a discounted note sale or discounted pay-off, we believe the likelihood of any recovery of funds from the Enterprise Technology Center investment is remote.

As noted above, the mortgage loan balances for both of these properties are substantially in excess of the estimated values of the properties and, as a result, it is highly likely that the Fund will not receive any proceeds from their ultimate dispositions.

Since regular, monthly distributions were suspended in November 2008, we have made periodic distributions of cash to investors from available funds. With the recent disposition of the Four Resource Square property, as well as better clarity regarding the possible courses of action regarding the Sevens Building and Enterprise Technology Center properties, we are now able to pay a distribution to our investors in the amount of $500,000. Each investor will receive their pro rata share of this distribution. If you have selected the option for your distributions to be transferred electronically to a designated financial institution, your confirmation statement is enclosed.

Including this $500,000 distribution, total distributions paid to our investors since inception of the Fund will equate to approximately $21.4 million. Assuming you invested prior to our first distribution on December 1, 2003 and including the $500,000 distribution discussed above, the total distributions you have received represent approximately 43% of your original equity investment in the Fund.

We remain focused on providing the best possible outcome to the investors of the Fund. However, our options in this challenged real estate market continue to be extremely limited. Therefore, it is likely that any further distribution payments to the investors will be nominal. Should you have any questions or require additional information, please feel free to contact me at (714) 975-2200.

Sincerely,

Steven M. Shipp
Executive Vice President
Grubb & Ellis Realty Investors, LLC
The Manager of NNN 2003 Value Fund, LLC

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the ability of our properties to generate cash flow, predictions regarding potential property dispositions and estimated values, and our ability to pay future distributions to our investors. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.